Exhibit 99.1

Media Contact:	Investor Contact:
Mike Minnis	Wesley B. Wampler
Director, Media and Public Relations	Director, Investor Relations
Phone: 540-946-7290	Phone: 540-949-3447
minnism@ntelos.com	wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces the Closing of Its Acquisition of

the FiberNet Business Unit from One Communications Corp.

WAYNESBORO, VA – December 2, 2010 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Tennessee, Maryland and North Carolina announced today that effective December 1, 2010, it closed on its acquisition of the FiberNet business unit from One Communications Corp.

The purchase includes approximately 30,000 customer accounts in West Virginia, Ohio, Maryland, Pennsylvania, Virginia and Kentucky. The purchase price for the transaction was $169 million, less working capital and other adjustments to date of approximately $6 million, for a net cash consideration at closing of approximately $163 million.

“The FiberNet purchase is another significant step for NTELOS as we continue to position our wireline business as the preferred provider of high-bandwidth data products in the Mid-Atlantic region,” said Frank L. Berry, NTELOS executive vice president and president of wireline operations. “The FiberNet network provides enhancements that add diversity and capacity to our combined 5,700 route mile network and the increased density, provides immediate access to more enterprise customers in new tier two and three markets.”

James A. Hyde, NTELOS chief executive officer added, “We welcome the FiberNet employees to Team nTelos. The opportunities the FiberNet acquisition provides our high-bandwidth data product offerings are exciting and positions NTELOS for accelerated growth into the future.”

NTELOS executives will be available to the media for questions today, December 2, 2010 at 3:30 P.M. (ET) in the Governor’s Press Conference Room, within the Secretary of State’s Office in the Capitol Building, Charleston, West Virginia.

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About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS) is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including nationwide 3G wireless voice and data services, local and long distance telephone, high capacity transport, networking and high-speed Broadband data services and IPTV-based video products. Detailed information about NTELOS is available at www.ntelos.com.